Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:

Meghan Woodlief

704.817.1271

mwoodlief@fairpoint.com

Investor Relations:

Lee Newitt

704.344.8150

lnewitt@fairpoint.com

FairPoint to Reduce Workforce by 400

CHARLOTTE, N.C. (Sept. 8, 2011) – FairPoint Communications, Inc. (NasdaqCM: FRP) today announced plans to reduce its workforce over the next several months by approximately 400 positions.

“We value the contributions of our employees and workforce reductions are never easy,” said CEO Paul Sunu. “We are making this decision after careful evaluation to ensure that FairPoint is staffed appropriately to serve our customers well, while prudently managing expenses.”

Both management and union employees will be affected across the company. The company intends to notify approximately 100 affected management employees later this month and will follow prescribed steps in the collective bargaining agreement covering union employees. FairPoint has declared an employee surplus affecting approximately 300 union positions.

FairPoint expects the reduction in force to result in annualized operating expense savings of approximately $34 million, with the full benefit realized in 2012.

The company expects to provide severance or incentive payments to eligible affected employees. The total amount of such payments is expected to range from $7 million to $13 million.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (NasdaqCM: FRP) (www.FairPoint.com) is a leading communications provider of high-speed Internet access, local and long-distance phone, television and other broadband services to customers in communities across 18 states. Through its fast, reliable network, FairPoint delivers data and voice networking communications solutions to residential, business and wholesale customers. VantagePoint(sm), FairPoint’s resilient IP-based network in northern New England, provides business customers a fast, flexible, affordable Ethernet connection. The VantagePoint(sm) network supports applications like video conferencing and e-learning. Additional information about FairPoint products and services is available at www.FairPoint.com.

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FairPoint Communications | P 2

Cautionary Note Regarding Forward-looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the restructuring charges associated with the workforce reduction and the timing of completion of the workforce reduction. These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including the Company’s plans, objectives, expectations and intentions and other factors. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in the Company’s subsequent reports filed with the SEC.

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